Exhibit 99.1

June 30, 2021                            Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Enters into New $750 Million Revolving Credit Facility

HARTSVILLE, S.C., U.S. – Sonoco (NYSE: SON), one of the largest global diversified packaging companies, today announced it has entered into a new five-year $750 million revolving credit facility (the “Credit Agreement”) with a syndicate of banks. The Credit Agreement replaces an existing credit facility entered into on July 20, 2017, and reflects substantially the same terms and conditions.

“We are pleased to upsize our prior $500 million committed credit facility with a new $750 million revolver and extend the maturity date for an additional five years. This new credit facility provides us with additional financial flexibility and reflects our strong credit profile. It also illustrates the solid relationships with our commercial banks,” said Julie Albrecht, Sonoco Vice President and Chief Financial Officer.

Consistent with prior facilities, the new revolving credit facility will support Sonoco’s $500 million commercial paper program. Based on the pricing grid in the Credit Agreement and Sonoco’s current credit ratings, a London Interbank Offered Rate (LIBOR) borrowing has an all-in drawn margin of 125.0 basis points.

The joint lead arrangers under the Credit Agreement are: BofA Securities, Inc.; Wells Fargo Securities, LLC; JPMorgan Chase Bank, N.A.; U.S. Bank National Association and TD Securities (USA) LLC. Bank of America, N.A. is the administrative agent and Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A., U.S. Bank National Association, and TD Bank, N.A. are co-syndication agents. MUFG Bank, Ltd. is the documentation agent.

About Sonoco
Founded in 1899, Sonoco (NYSE: SON) is a global provider of consumer, industrial, healthcare and protective packaging. With annual net sales of approximately $5.2 billion, the Company has 19,000 employees working in approximately 300 operations in 34 countries, serving some of the world’s best-known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company was listed as one of Fortune’s World’s Most Admired Companies for 2021 as well as being included in Barron’s 100 Most Sustainable Companies for the third year in a row. For more information, visit www.sonoco.com.

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